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                                                                    Exhibit 99.1

[COMPANY LOGO]


NEWS RELEASE                                   CONTACT:
                                                   Maggie P. Knack
FOR IMMEDIATE RELEASE                              Director, Investor Relations
April 16, 2003
                                                   952-346-4771
                                                   IR@mgipharma.com
                                                   ----------------

             MGI PHARMA REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

          Company Anticipates Presentation of Pivotal Palonosetron Data
                          At Upcoming Medical Meetings

MINNEAPOLIS, April 16, 2003 -- MGI PHARMA, INC., (Nasdaq: MOGN) today reported that total revenues increased 16 percent to $6.8 million in the 2003 first quarter from $5.8 million in the 2002 first quarter. Total costs and expenses increased 7 percent to $13.3 million in the 2003 first quarter from $12.4 million in the 2002 first quarter. The Company reported a net loss of $6.6 million, or $0.26 per share, in the first quarter of 2003 compared to a net loss of $6.3 million, or $0.25 per share, in the first quarter of 2002.

The increase in revenues is primarily due to increased sales of Salagen(R) Tablets (pilocarpine hydrochloride), which is approved to treat the symptoms of dry-mouth caused by radiation therapy for head and neck cancer, and by Sjogren's syndrome, an autoimmune disease. U.S. sales of Salagen Tablets in the first quarter of 2003 represented 85 percent of total Company sales. Patient demand for Salagen Tablets, as measured by total prescriptions, has grown approximately 4 percent annually, and the dollar share of its market remains at approximately 70 percent after almost three years of competition. The increase in costs and expenses in the first quarter of 2003 was due to increased expenditures in preparation for the anticipated launch of palonosetron, an oncology supportive care product, partially offset by reduced research and development expenditures.

"We remain on track with our plans and preparations to successfully launch palonosetron during the second half of 2003, pending approval from the U.S. Food and Drug Administration (FDA). We expect the successful launch of palonosetron to transform MGI's business," said Lonnie Moulder, president and chief operating officer of MGI PHARMA. "As we await the FDA's response to the New Drug Application for palonosetron, we look forward to the presentation of additional pivotal clinical data at upcoming medical meetings, including the American Society of Clinical Oncology (ASCO) Meeting in Chicago and the Multinational Association of Supportive Care in Cancer (MASCC) Meeting in Berlin."

Company Updates
---------------

Palonosetron

Palonosetron is a potent, highly selective 5-HT/3/ receptor antagonist with a strong receptor-binding affinity, a long plasma half-life, and an extended duration of activity. It is in development for the prevention of chemotherapy-induced nausea and vomiting (CINV). If not prevented, CINV is estimated to afflict 85 percent of cancer patients undergoing chemotherapy. The growing U.S. market for 5-HT/3/ antagonists is approximately $1.4 billion and includes the CINV prevention and treatment market of over $800 million.

MGI and its partner HELSINN HEALTHCARE of Lugano, Switzerland, anticipate the presentation of pivotal Phase 3 clinical data at the upcoming ASCO 2003 Meeting to be held May 31 - June 3 in Chicago and at the MASCC Meeting to be held June 18 - 21, in Berlin, Germany. All submitted abstracts were accepted, including two for oral presentations and three for posters at ASCO, and one poster at MASCC. These data include comparisons of palonosetron to currently marketed 5-HT/3/ antagonists in preventing CINV.

Last November, MGI and HELSINN announced the acceptance of filing of the New Drug Application (NDA) by the FDA for palonosetron. The NDA contained data from five clinical trials of palonosetron for the prevention of CINV in patients receiving either moderately- or highly-emetogenic chemotherapy. This included data from three Phase 3 randomized, double-blinded, comparative trials conducted at more than 130 clinical trial sites across North America and Europe, with approximately 1,800 cancer patients. MGI and HELSINN previously announced the achievement of the primary clinical endpoint in the pivotal Phase 3 trials of palonosetron. Clinical studies to date have demonstrated that palonosetron adverse events were similar to currently marketed 5-HT3 antagonists, with the most common being mild to moderate headache and constipation.

The palonosetron NDA, currently under FDA review, has a PDUFA (Prescription Drug User Fee Act) goal date of July 27, 2003. The marketing of palonosetron is subject to review and approval by the FDA. MGI plans to be ready to launch the drug in the United States in the second half of 2003, pending approval.

Irofulven

Irofulven is MGI's novel anti-cancer agent with a unique mechanism of action and demonstrated activity in a variety of cancers, including anti-tumor activity as a single agent against pancreatic, ovarian, prostate and liver cancers. It is currently being tested as both monotherapy and combination therapy across a variety of cancers. Determination of the clinical development options that could lead to registration of irofulven is expected to be made later this year, as data from ongoing studies become available.

Abstracts which include data from various preclinical studies were published earlier this month in the 94th Annual Meeting Proceedings of the American Association for Cancer Research (AACR).


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

MGI also anticipates the presentation of irofulven clinical data at the upcoming ASCO Meeting. Poster presentations are scheduled for data from Phase 2 monotherapy trials in liver and hormone-refractory prostate cancer and from a Phase 1 trial combining irofulven with gemcitabine in patients with various solid tumors. Early data from Phase 1 combination trials with cisplatin and capecitabine will be published as abstracts.

2003 Financial Outlook
----------------------

This section provides forward-looking information about MGI PHARMA's financial outlook for 2003. The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to this section. This outlook does not include the impact of product sales of palonosetron or the related cost of sales, as the marketing of palonosetron is subject to review and approval by the FDA. However, all of the expenses currently expected for the launch of palonosetron are included in this outlook. Given the clinical profile of palonosetron, MGI expects to achieve at least a 25 percent market share in the U.S. CINV market approximately four years following launch. We expect sales of palonosetron in the first 12 months following launch to range from $40 to $55 million.

Excluding palonosetron sales and cost of sales amounts from this outlook, for the year ending December 31, 2003, we reiterate that we expect:

         o Product sales to range from $28 - $30 million for currently marketed products;

         o Cost of product sales as a percent of sales revenue for currently marketed products to range from 10 to 15 percent;

         o Licensing revenue to be approximately $9.5 million, including accelerated recognition of $6.8 million of deferred revenue upon effective termination of the Dainippon license in the third quarter of 2003;

         o Selling, general and administrative expenses to be approximately $49 million;

         o R&D expense to range from $28 - $30 million, including $11 million payable upon achievement of the marketing approval for palonosetron; and

         o Net loss to be approximately $44 million (excludes any product contribution from palonosetron).

Investor Conference Participation
---------------------------------

MGI PHARMA participated in the following 2003 investor conferences:

o        U.S. Bancorp Piper Jaffray Healthcare Conference in New York on January
         28
o        The BIO CEO & Investor Conference in New York on February 26
o The Wall Street Transcript Specialty Pharmaceuticals Conference in New York on March 20
o The BioCentury & Thomson Financial/Carson Conference - Future Leaders in the Biotech Industry, in New York on April 3


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o        The GKM Healthcare Conference 2003 in New York on April 8

First Quarter Conference Call & Webcast Information
---------------------------------------------------

MGI PHARMA will broadcast its quarterly investor conference call live over the Internet today, Wednesday, April 16, 2003 at 1:00 p.m. Eastern Time. The Company's executive management team will review 2003 first quarter financial results, discuss operations, answer questions from analysts, and provide guidance on MGI's business outlook. All interested parties are welcome to access the webcast via the Company's Web site at www.mgipharma.com. The audio webcast will be archived on the Company's Web site for a limited period of time.

Annual Shareholder Meeting
--------------------------

MGI PHARMA's Annual Meeting of Shareholders will be held on Tuesday, May 13, 2003 at 3:30 p.m. Central Time at Thrivent Financial Auditorium in downtown Minneapolis. All MGI shareholders are invited to attend.

About MGI PHARMA
----------------

MGI PHARMA, Inc. is an oncology-focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. MGI has a balanced product portfolio of proprietary pharmaceuticals, and intends to become a leader in oncology. MGI markets Salagen(R) Tablets (pilocarpine hydrochloride) and Hexalen(R) (altretamine) capsules in the United States. The Company directly markets its products in the U.S. and collaborates with various alliances in international markets. For more information about MGI, please visit the company's Web site at www.mgipharma.com.

This news release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as "believes," " expects," "anticipates," "intends," "will," "may," "should," or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA's future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Company's results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA's product candidates, such as palonosetron and irofulven, to be proven safe and effective in humans, to receive marketing authorization from regulatory authorities, and to ultimately compete successfully with other therapies; continued sales of MGI PHARMA's marketed products; development or acquisition of additional products; reliance on contract manufacturing; changes in strategic alliances; continued access to capital; and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission including in Exhibit 99 to its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

                                     (more)


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                                MGI PHARMA, INC.
                            Statements of Operations
                                   (Unaudited)

                                               Three Months Ended March 31,
                                              ------------------------------
                                                 2002               2003
                                              ------------      ------------
Revenues:
  Sales                                       $  5,302,773      $  6,142,787
  Licensing                                        499,099           615,961
                                              ------------      ------------
                                                 5,801,872         6,758,748
                                              ------------      ------------
Costs and Expenses:
  Cost of sales                                    685,829           770,881
  Selling, general and administrative            7,170,326         8,817,980
  Research and development                       4,262,662         3,459,569
  Amortization                                     295,495           295,494
                                              ------------      ------------
                                                12,414,312        13,343,924
                                              ------------      ------------

Loss before interest and taxes                  (6,612,440)       (6,585,176)
Interest income                                    319,870           206,628
Interest expense                                         0          (249,391)
                                              ------------      ------------

Net loss                                      $ (6,292,570)     $ (6,627,939)
                                              ============      ============

Net loss per common share:
      Basic                                   $      (0.25)     $      (0.26)
      Assuming dilution                       $      (0.25)     $      (0.26)

Weighted average number of common shares:
      Basic                                     25,033,952        25,320,138
      Assuming dilution                         25,033,952        25,320,138


                               Balance Sheet Data
                                   (Unaudited)

                                          December 31,         March 31,
                                             2002                2003
                                          ------------       -----------

Cash and marketable investments           $60,472,901        $52,334,437
Total assets                               80,774,253         72,975,287
Total stockholders' equity                 36,603,535         30,754,545

                                      # # #


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